Exhibit 99.1

Inca Designs, Inc. Board of Directors Approves 3 for 1 Forward Stock Split

New York, NY – May 29, 2008 – Inca Designs, Inc. (OTCPK: IDGI) announces that its Board of Directors approved a forward stock split today.

Inca Designs’ Board of Directors met to discuss a proposed forward stock split of the company’s common stock and agreed that the company will proceed with the forward split on a basis of 3 to 1. It was also established that the “Record Date”—the date when shareholders must be in possession of the stock to receive the benefit of the split - will be prior to 5:00 pm EST on June 9, 2008. The “Pay Date” for the forward split has been set for June 19, 2008. Shareholder approval of this action was not required.

Management has implemented this forward stock split with the intent to enhance shareholder value and provide increased liquidity in the current market.

About INCA Designs, Inc.

INCA is a boutique design house that creates, markets, and distributes a line of swimwear, resort wear, and accessories under the brand names of INCA, INCA Girl, INCA Bag, and INCA Junior. The Company’s unique designs, distinct brand, and premiere product positioning cater to customers seeking a “resort lifestyle experience.” INCA’s cross-generational collection emphasizes beautiful fabrics and a great fit available in a wide range of price points. INCA seeks to fill a void in the current resort wear market by offering luxury-inspired swimwear, resort wear and accessories at an accessible price point, with a collection that embodies cohesive, sophisticated, yet wearable clothing and accessories for women and girls of all ages and backgrounds. The INCA line is prominently featured in top fashion publications including Vogue, Elle, InStyle, Town & Country and Sports Illustrated’s Swimwear Edition. INCA is a favorite among celebrities including Denise Richards, Kelly Ripa, Carmen Electra, and Jennifer Aniston. INCA products are available at luxury departments and specialty stores including Barneys New York, Neiman Marcus, Scoop, Intermix and others. The company recently opened their flagship boutique store in the heart of New York City at 976 Lexington Avenue.

Safe Harbor

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of INCA Designs, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Investor Relations:

Stephen Taylor
Taylor Capitol, Inc.
Email: stephtayl9@aol.com
Office: 973-351-3868